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                                                                    EXHIBIT 99.1


NEWS RELEASE

MARCH 31, 1998

CONTACT:         MARK HARRINGTON, CHAIRMAN
                 FRANCIS ROTH, PRESIDENT
                 FRAN REEDER, INVESTOR RELATIONS


                        SENECA RESOURCES CORPORATION AND
                          HARCOR ENERGY, INC. ANNOUNCE
                         EXECUTION OF MERGER AGREEMENT


         Houston, Texas, March 31, 1998 -- Seneca Resources Corporation, the exploration and production subsidiary of National Fuel Gas Company (NYSE:
NGF), and HarCor Energy, Inc. (NASDAQ NMS: HARC) today jointly announced that the two companies have signed a definitive merger agreement for the acquisition of HarCor by Seneca for a total price of approximately $32.5 million in cash.

         Under the terms of the agreement, a subsidiary of Seneca will commence a tender offer no later than April 6, 1998, to acquire all of the outstanding shares of HarCor's Common Stock for $2.00 per share in cash. Following completion of the tender offer, the Seneca subsidiary will merge with HarCor, pursuant to which the remaining HarCor stockholders will also receive $2.00 per share in cash.

         Chase Mellon Shareholder Services, LLC will act as Information Agent for the tender offer. SBC Warburg Dillon Read Inc. served as financial advisor to HarCor and has provided a fairness opinion in connection with the transaction.

         HarCor is a Houston-based independent oil and gas company with properties located primarily on the west side of the San Joaquin Basin in Kern County, California. The properties produce gas and high gravity oil and provide for additional drilling and development over the next four years.

         According to James Beck, President of Seneca Resources, "The acquisition of HarCor will establish Seneca as a significant independent producer in California. These reserves, combined with our activity in the Gulf of Mexico and Appalachian Basin, provide the groundwork for our future growth."

         National Fuel Gas Company is an integrated energy company with operations in all segments of the natural gas industry, including utility, pipeline and storage, exploration and production, and marketing operations. Seneca is headquartered in Houston and explores for and produces natural gas and oil in the lower 48 States and the Gulf of Mexico.

         The tender offer and merger are subject to customary conditions, including the tender of a majority of HarCor's shares and the occurrence of no material adverse change in HarCor prior to the closing. The tender offer will be made pursuant to definitive documents to be filed with the Securities and Exchange Commission.

         Statements contained in this press release which are not historical facts are forward-looking statements. Such forward-looking statements are necessary estimates reflecting the best judgment of the party making such statements based upon current information and involve a number of risk and uncertainties. Forward-looking statements contained in this press release or in other public statements of the parties should be considered in light of those factors. There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements.